Exhibit 99.1

Newfield Exploration’s ’09 Proved Reserves Increase 23% to 3.6 Tcfe

FOR IMMEDATE RELEASE

Houston – February 16, 2010 -- Newfield Exploration Company (NYSE: NFX) today announced that its proved reserves at December 31, 2009 were 3.6 Tcfe, a 23% increase over proved reserves at year-end 2008. Newfield replaced approximately 250% of 2009 production with the addition of new proved reserves, excluding the impact of new Securities and Exchange Commission (SEC) reserve reporting rules. Substantially all of the reserve additions were from organic drilling programs. The Company’s proved reserve life index of approximately 14 years reflects continued growth in longer-lived and more predictable resource plays.

At year-end 2009, approximately 53% of the Company’s proved reserves were proved developed and 72% were natural gas. Proved reserves in Newfield’s two largest divisions – the Mid-Continent and Rocky Mountains – increased 34% and now represent more than 80% of the Company’s total proved reserves.

For 2009, Newfield added 1,342 Bcfe of proved reserves, of which approximately half were related to recent changes in SEC reserve reporting rules expanding proved undeveloped reserve locations beyond one offset. Negative price and performance related revisions were 259 Bcfe and 125 Bcfe, respectively. Our proved developed reserves at year-end 2009 were 4% higher than our proved developed reserves at year-end 2008. Proved Oil & Gas Reserves and Capital Expenditures tables are included below in this release.

Newfield invested approximately $1.4 billion in 2009. Finding and development (F&D) costs in 2009, including price and performance revisions, averaged approximately $1.50 per Mcfe. Excluding the negative impact of price related reserve revisions, finding and development costs would have been approximately $1.18 per Mcfe. See “Explanation of Non-GAAP Financial Measures” found at the end of this release for a discussion of our calculation of F&D costs.

Without the benefit of the SEC rule change expanding proved undeveloped reserve locations beyond one offset, Newfield’s total proved reserves would have been flat, despite the significant drop in North American natural gas prices. The Company’s finding and development costs without the benefit of the SEC rule change and excluding the price related revisions would have been approximately $2.73 per Mcfe. Assuming a natural gas price of $5.50 per MMBtu for year-end 2009 reserve calculations, substantially all of the price-related natural gas revisions would not have occurred.

The following table summarizes our total net natural gas equivalent proved reserves:

Oil and Gas Reserves

	Oil and Condensate (MMBbls)	Natural Gas (Bcf)	Total Natural Gas Equivalent (Bcfe)

December 31, 2008	140	2,110	2,950

Extensions, discoveries and other additions	48	1,045	1,331
Purchases of properties	1	6	11
Reserve additions	49	1,051	1,342
Sales of properties	(2)	(26)	(35)
Price related revisions	5	(290)	(259)
Performance related revisions	(9)	(68)	(125)
Production	(14)	(172)	(257)
December 31, 2009 *	169	2,605	3,616
* Prices used for year-end 2009 reserve calculations: $3.87 per MMBtu and $61.14 per barrel, NYMEX adjusted for market differentials.

Recent Changes to SEC Guidelines
SEC reserve reporting guidelines changed significantly for year-end 2009 reserve calculations. These changes were intended to modernize reserve reporting methodology to better align them with changes in technology, current practices and development of new resource plays. When compared to 2008, the most significant changes for Newfield relate to the following:

Methodology for determining commodity prices – Our 2009 proved reserve calculations are based on the unweighted average first-day-of-the-month natural gas and crude oil prices for the prior twelve months, or $3.87 per MMBtu and $61.14 per barrel, respectively, adjusted for market differentials. Under the previous SEC guidelines, period-end prices were used in the proved reserve calculations. In 2008, period-end prices used in the calculation were $5.71 per MMBtu (48% higher than year-end 2009) and $44.61 (27% lower than year-end 2009) per barrel, adjusted for market differentials.

Expanded guidelines on proved undeveloped reserves – Beginning at year-end 2009, proved undeveloped reserves were expanded beyond one direct offset to a proved well location. In Newfield’s Woodford Shale play and Monument Butte field, for example, extensive drilling to date has shown these to be “continuous accumulations” of oil and gas and undeveloped locations more than one direct offset from a producing well could meet the definition of proved reserves. Therefore, some additional proved undeveloped well locations were included in proved reserves.

Five-Year development cut-off – Beginning with the year-end 2009, SEC guidelines limit proved undeveloped reserves to those expected to be developed within five years. In long-lived resource plays with a lengthy inventory of drilling locations, such as our Woodford Shale and Monument Butte plays, this time limit may have a material impact on the total reserves that could have otherwise been recognized as proved.

Capital Expenditures
2009
(in millions)
Domestic property acquisitions:
Unproved	$114
Proved	33
Domestic exploration and development	1,128
International cost incurred	157
Total costs incurred*	$1,432

* Total costs incurred includes $124 million of capitalized interest and overhead and $19 million of asset retirement obligations

Explanation of Non-GAAP Financial Measures

Finding and Development Costs -- Newfield believes that the analysis of F&D cost is a useful tool in helping to evaluate capital productivity. We calculate F&D cost by dividing development, exploitation and exploration capital expenditures by proved reserve additions for the period. Acquisitions, land, seismic and asset retirement obligations are included in the calculation. Due to the significant drop in commodity prices in early 2009, we have presented the F&D costs in this release both including and excluding the impact of negative price-related proved reserve revisions to highlight the impact that the significant drop in prices during 2009 had on net proved reserve additions and to help provide comparability with F&D costs in prior periods. The metrics provided in this release should be read and utilized in conjunction with our Annual Report on Form 10-K and the financial statements therein, which are prepared in accordance with generally accepted accounting principles.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com